Exhibit 99.1

EPR Properties Reports Second Quarter 2022 Results

Kansas City, MO, August 1, 2022 -- EPR Properties (NYSE:EPR) today announced operating results for the second quarter ended June 30, 2022 (dollars in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Total revenue	$160,446	$125,362	$317,918	$237,127
Net income available to common shareholders	34,876	12,519	71,035	9,865
Net income available to common shareholders per diluted common share	0.46	0.17	0.95	0.13
Funds From Operations as adjusted (FFOAA) (1)	88,739	50,642	171,952	86,247
FFOAA per diluted common share (1)	1.17	0.68	2.27	1.15
Adjusted Funds From Operations (AFFO) (1)	93,388	53,006	181,233	91,932
AFFO per diluted common share (1)	1.23	0.71	2.39	1.23

(1) A non-GAAP financial measure

Second Quarter Company Headlines
•Raises FFOAA per share Guidance and Confirms Investment Spending Guidance for 2022 - The Company is raising FFOAA per diluted common share guidance for 2022 from a range of $4.39 to $4.55 to a range of $4.50 to $4.60 and confirming investment spending guidance of a range of $500.0 million to $700.0 million.
•Executing on Investment Pipeline - The Company's investment spending for the first six months of 2022 totaled $239.2 million and consisted of experiential acquisitions as well as development and redevelopment projects. In addition, the Company anticipates capital deployment will accelerate into the second half of the year.
•Deferral Collections on Track - During the second quarter, the Company collected $4.9 million of deferred rent from accrual basis customers that reduced receivables and $4.7 million of deferred rent and $0.3 million of deferred interest from cash basis customers that were booked as additional revenue.
•Strong Liquidity Position - As of June 30, 2022, the Company had cash on hand of $168.3 million, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile at all fixed interest rates with no maturities until 2024. The Company expects to generate over $150.0 million of net cash provided by operating activities after payment of dividends in 2022.

“The Company’s premier portfolio of diversified experiential properties has continued to perform well. During the second quarter, we delivered meaningful growth in earnings and consistent deferral collections, supporting our increased earnings outlook for the year,” stated Greg Silvers, Chairman and CEO of EPR Properties. “We acquired several unique and top performing experiential properties during the quarter that fit our regional drive-to destination profile. We have an expanding pipeline of attractive opportunities and anticipate that our investment spending will continue to accelerate. We are encouraged by our growth prospects, and our disciplined approach is supported by a fully fixed rate consolidated debt profile, no near-term maturities and ample liquidity.”

Investment Update
The Company's investment spending during the three months ended June 30, 2022 totaled $214.9 million bringing the total of investment spending for the six months ended June 30, 2022 to $239.2 million and included the acquisition of an 85% interest in an experiential lodging property for $50.6 million as well as the acquisition of two attraction properties in Canada for $142.8 million. Investment spending for the quarter also included experiential build-to-suit development and redevelopment projects.

Deferral Collections on Track
In addition to regular quarterly collections, during the second quarter, the Company collected $4.9 million of deferred rent from accrual basis customers that reduced receivables and $4.7 million of deferred rent and $0.3 million of deferred interest from cash basis customers that were booked as additional revenue. Through June 30, 2022, the Company collected over $100.0 million of rent and interest from customers that had been deferred as a result of the impact of the COVID-19 pandemic.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. The Company had $168.3 million of cash on hand at quarter-end, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile at all fixed interest rates with no maturities until 2024. The Company expects to generate over $150.0 million of net cash provided by operating activities after payment of dividends in 2022.

Other Charges
During the second quarter, the Company recognized credit loss expense totaling $9.5 million, primarily due to partially reserving the outstanding principal balance on two notes receivable related to one property owned by an eat & play borrower, as a result of recent changes in the borrower's financial condition. The Company also wrote-off $1.5 million in accrued interest receivable and fees primarily related to these notes against mortgage and other financing income. The Company has no other investments with this eat & play borrower.

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.6 billion at June 30, 2022 with Experiential investments totaling $6.0 billion, or 91%, and Education investments totaling $0.6 billion, or 9%.

The Company's Experiential portfolio (excluding property under development and undeveloped land inventory) consisted of the following property types (owned or financed) at June 30, 2022:
•175 theatre properties;
•57 eat & play properties (including seven theatres located in entertainment districts);
•22 attraction properties;
•11 ski properties;
•six experiential lodging properties;
•nine fitness & wellness properties;
•one gaming property; and
•three cultural properties.

As of June 30, 2022, the Company's owned Experiential portfolio consisted of approximately 20.0 million square feet, which was 96% leased and included a total of $8.2 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at June 30, 2022:
•65 early childhood education center properties; and
•nine private school properties.

As of June 30, 2022, the Company's owned Education portfolio consisted of approximately 1.4 million square feet, which was 100% leased.

The combined owned portfolio consisted of 21.4 million square feet and was 97% leased.

Dividend Information
The Company declared regular monthly cash dividends during the second quarter of 2022 totaling $0.825 per common share. Additionally, the Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares.

Guidance
(Dollars in millions, except per share data):

Measure	2022 Guidance
Net income available to common shareholders per diluted common share	$2.02	to	$2.12
FFOAA per diluted common share	$4.50	to	$4.60
Investment spending	$500.0	to	$700.0

The Company is increasing its 2022 guidance for FFOAA per diluted common share to a range of $4.50 to $4.60 from $4.39 to $4.55 and confirming 2022 investment spending guidance of $500.0 million to $700.0 million.

The 2022 guidance for FFOAA per diluted share is based on a FFO per diluted common share range of $4.32 to $4.42 adjusted for transaction costs, credit loss expense, gain on insurance recovery and the impact of Series C and Series E dilution. FFO per diluted common share for 2022 is based on a net income available to common shareholders per diluted common share range of $2.02 to $2.12 (prior guidance was $2.09 to $2.25) less estimated gain on sale of real estate of $0.01, plus impairment of real estate investments, net of $0.06, estimated real estate depreciation and amortization of $2.18, allocated share of joint venture depreciation of $0.10, impairment charges on joint ventures of $0.01 and less the impact of Series C and Series E dilution of $0.04 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on August 2, 2022 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments, and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the audio only call, visit the Webcasts page for the link to register and receive dial-in information and a PIN providing access to the live call. It is recommended that you join 10 minutes prior to the event start (although you may register and dial-in at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the second quarter and six months ended June 30, 2022 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Rental revenue	$142,875	$115,883	$282,478	$218,497
Other income	9,961	1,033	19,266	1,711
Mortgage and other financing income	7,610	8,446	16,174	16,919
Total revenue	160,446	125,362	317,918	237,127
Property operating expense	13,592	14,678	27,531	29,991
Other expense	8,872	3,025	16,969	5,577
General and administrative expense	12,691	11,376	25,915	22,712
Transaction costs	1,145	662	3,392	1,210
Credit loss expense (benefit)	9,512	(2,819)	9,206	(5,581)
Impairment charges	—	—	4,351	—
Depreciation and amortization	40,766	40,538	80,810	80,864
Total operating expenses	86,578	67,460	168,174	134,773
Gain on sale of real estate	—	511	—	712
Income from operations	73,868	58,413	149,744	103,066
Costs associated with loan refinancing or payoff	—	—	—	241
Interest expense, net	33,289	38,312	66,549	77,506
Equity in (income) loss from joint ventures	(1,421)	1,151	(1,315)	2,582
Impairment charges on joint ventures	647	—	647	—
Income before income taxes	41,353	18,950	83,863	22,737
Income tax expense	444	398	762	805
Net income	$40,909	$18,552	$83,101	$21,932
Preferred dividend requirements	6,033	6,033	12,066	12,067
Net income available to common shareholders of EPR Properties	$34,876	$12,519	$71,035	$9,865
Net income available to common shareholders of EPR Properties per share:
Basic	$0.47	$0.17	$0.95	$0.13

Diluted	$0.46	$0.17	$0.95	$0.13
Shares used for computation (in thousands):
Basic	74,986	74,781	74,915	74,704
Diluted	75,234	74,870	75,142	74,772

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	June 30, 2022	December 31, 2021
Assets
Real estate investments, net of accumulated depreciation of $1,243,240 and $1,167,734 at June 30, 2022 and December 31, 2021, respectively	$4,838,701	$4,713,091
Land held for development	20,168	20,168
Property under development	8,241	42,362
Operating lease right-of-use assets	202,708	180,808
Mortgage notes and related accrued interest receivable	374,617	370,159
Investment in joint ventures	47,705	36,670
Cash and cash equivalents	168,266	288,822
Restricted cash	1,277	1,079
Accounts receivable	60,176	78,073
Other assets	71,583	69,918
Total assets	$5,793,442	$5,801,150
Liabilities and Equity
Accounts payable and accrued liabilities	$67,178	$73,462
Operating lease liabilities	240,595	218,795
Dividends payable	27,179	24,930
Unearned rents and interest	72,833	61,559
Debt	2,807,080	2,804,365
Total liabilities	3,214,865	3,183,111
Total equity	$2,578,577	$2,618,039
Total liabilities and equity	$5,793,442	$5,801,150

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets and credit loss (benefit) expense and subtracting gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and six months ended June 30, 2022 and 2021 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
FFO:
Net income available to common shareholders of EPR Properties	$34,876	$12,519	$71,035	$9,865
Gain on sale of real estate	—	(511)	—	(712)
Impairment of real estate investments, net	—	—	4,351	—
Real estate depreciation and amortization	40,563	40,332	80,390	80,441
Allocated share of joint venture depreciation	1,996	459	3,483	813
Impairment charges on joint ventures	647	—	647	—
FFO available to common shareholders of EPR Properties	$78,082	$52,799	$159,906	$90,407

FFO available to common shareholders of EPR Properties	$78,082	$52,799	$159,906	$90,407
Add: Preferred dividends for Series C preferred shares	1,938	—	3,876	—
Add: Preferred dividends for Series E preferred shares	1,939	—	3,878	—
Diluted FFO available to common shareholders of EPR Properties	$81,959	$52,799	$167,660	$90,407

FFOAA:
FFO available to common shareholders of EPR Properties	$78,082	$52,799	$159,906	$90,407
Costs associated with loan refinancing or payoff	—	—	—	241
Transaction costs	1,145	662	3,392	1,210
Credit loss expense (benefit)	9,512	(2,819)	9,206	(5,581)
Gain on insurance recovery (included in other income)	—	—	(552)	(30)
FFOAA available to common shareholders of EPR Properties	$88,739	$50,642	$171,952	$86,247

FFOAA available to common shareholders of EPR Properties	$88,739	$50,642	$171,952	$86,247
Add: Preferred dividends for Series C preferred shares	1,938	—	3,876	—
Add: Preferred dividends for Series E preferred shares	1,939	—	3,878	—
Diluted FFOAA available to common shareholders of EPR Properties	$92,616	$50,642	$179,706	$86,247

AFFO:
FFOAA available to common shareholders of EPR Properties	$88,739	$50,642	$171,952	$86,247
Non-real estate depreciation and amortization	203	206	420	423
Deferred financing fees amortization	2,090	1,574	4,161	3,121
Share-based compensation expense to management and trustees	4,169	3,675	8,414	7,459
Amortization of above and below market leases, net and tenant allowances	(89)	(99)	(176)	(195)
Maintenance capital expenditures (1)	(134)	(1,467)	(1,485)	(2,223)
Straight-lined rental revenue	(1,733)	(1,420)	(2,328)	(2,708)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Straight-lined ground sublease expense	261	111	509	195
Non-cash portion of mortgage and other financing income	(118)	(216)	(234)	(387)
AFFO available to common shareholders of EPR Properties	$93,388	$53,006	$181,233	$91,932

AFFO available to common shareholders of EPR Properties	$93,388	$53,006	$181,233	$91,932
Add: Preferred dividends for Series C preferred shares	1,938	—	3,876	—
Add: Preferred dividends for Series E preferred shares	1,939	—	3,878	—
Diluted AFFO available to common shareholders of EPR Properties	$97,265	$53,006	$188,987	$91,932

FFO per common share:
Basic	$1.04	$0.71	$2.13	$1.21
Diluted	1.04	0.71	2.12	1.21
FFOAA per common share:
Basic	$1.18	$0.68	$2.30	$1.15
Diluted	1.17	0.68	2.27	1.15
AFFO per common share:
Basic	$1.25	$0.71	$2.42	$1.23
Diluted	1.23	0.71	2.39	1.23
Shares used for computation (in thousands):
Basic	74,986	74,781	74,915	74,704
Diluted	75,234	74,870	75,142	74,772

Weighted average shares outstanding-diluted EPS	75,234	74,870	75,142	74,772
Effect of dilutive Series C preferred shares	2,245	—	2,243	—
Effect of dilutive Series E preferred shares	1,664	—	1,664	—
Adjusted weighted average shares outstanding-diluted Series C and Series E	79,143	74,870	79,049	74,772
Other financial information:
Dividends per common share	$0.8250	$—	$1.6000	$—

(1) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The additional common shares that would result from the conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares for the three and six months ended June 30, 2021, and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted FFO, FFOAA and AFFO per share because the effect is anti-dilutive. The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO for the three and six months ended June 30, 2022. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding gain on insurance recovery, severance expense, credit loss (benefit) expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	June 30,
	2022	2021
Net Debt:
Debt	$2,807,080	$3,081,485
Deferred financing costs, net	34,149	34,744
Cash and cash equivalents	(168,266)	(509,836)
Net Debt	$2,672,963	$2,606,393

Gross Assets:
Total Assets	$5,793,442	$6,142,212
Accumulated depreciation	1,243,240	1,130,409
Cash and cash equivalents	(168,266)	(509,836)
Gross Assets	$6,868,416	$6,762,785

Net Debt to Gross Assets Ratio	39%	39%

	Three Months Ended June 30,
	2022	2021
EBITDAre and Adjusted EBITDAre:
Net income	$40,909	$18,552
Interest expense, net	33,289	38,312
Income tax expense	444	398
Depreciation and amortization	40,766	40,538
Gain on sale of real estate	—	(511)
Impairment charges on joint ventures	647	—
Allocated share of joint venture depreciation	1,996	459
Allocated share of joint venture interest expense	1,276	846
EBITDAre	$119,327	$98,594

Transaction costs	1,145	662
Credit loss expense (benefit)	9,512	(2,819)
Adjusted EBITDAre	$129,984	$96,437

Adjusted EBITDAre (annualized) (1)	$519,936	Footnote 2

Net Debt/Adjusted EBITDA Ratio	5.1	Footnote 2

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount.
(2) Not presented as this ratio is not meaningful given the disruption caused by COVID-19 and the associated accounting for tenant rent deferrals and other lease modifications.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	June 30, 2022	December 31, 2021
Total Investments:
Real estate investments, net of accumulated depreciation	$4,838,701	$4,713,091
Add back accumulated depreciation on real estate investments	1,243,240	1,167,734
Land held for development	20,168	20,168
Property under development	8,241	42,362
Mortgage notes and related accrued interest receivable	374,617	370,159
Investment in joint ventures	47,705	36,670
Intangible assets, gross (1)	60,108	57,962
Notes receivable and related accrued interest receivable, net (1)	3,596	7,254
Total investments	$6,596,376	$6,415,400

Total investments	$6,596,376	$6,415,400
Operating lease right-of-use assets	202,708	180,808
Cash and cash equivalents	168,266	288,822
Restricted cash	1,277	1,079
Accounts receivable	60,176	78,073
Less: accumulated depreciation on real estate investments	(1,243,240)	(1,167,734)
Less: accumulated amortization on intangible assets (1)	(21,812)	(20,163)
Prepaid expenses and other current assets (1)	29,691	24,865
Total assets	$5,793,442	$5,801,150

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	June 30, 2022	December 31, 2021
Intangible assets, gross	$60,108	$57,962
Less: accumulated amortization on intangible assets	(21,812)	(20,163)
Notes receivable and related accrued interest receivable, net	3,596	7,254
Prepaid expenses and other current assets	29,691	24,865
Total other assets	$71,583	$69,918
About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have nearly $6.6 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, the uncertain financial impact of the COVID-19 pandemic, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com